UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  August 19, 2013

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13615 (Commission File No.)	22-2423556 (IRS Employer Identification No.)

601 Rayovac Drive Madison, Wisconsin 53711 (Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 20, 2013, Spectrum Brands, Inc. (the “Company”) announced that the Company’s Tender Offer and Consent Solicitation of the holders of its 9.500% Senior Secured Notes due 2018 (the “Notes”) successfully received the consent of the holders of approximately 94.01% of the outstanding principal amount of the Notes as of August 19, 2013 (the “consent date”). Following the receipt of the consents of the holders of 75% of the outstanding principal amount of the Notes, the Company entered on August 19, 2013 into a supplemental indenture amending the indenture governing the Notes with the trustee and the guarantors under the indenture. The supplemental indenture eliminates substantially all of the restrictive covenants, certain events of default and the repurchase rights in the event of certain asset sales or changes of control and related provisions contained in the Indenture with respect to the Notes, and released the collateral then securing the Notes. The supplemental indenture is effective upon execution, but none of the amendments will be operative until the acceptance for purchase by the Company of a majority of the outstanding Notes, and the amendments releasing the collateral will not be effective until the acceptance for purchase by the Company of at least 75% of the outstanding Notes. A copy of the press release issued by the Company with respect to the supplemental indenture is furnished hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)  Not applicable.
(b)  Not applicable.
(c)  Not applicable.
(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRUM BRANDS, INC.

By:	/s/ Nathan E. Fagre
Name:	Nathan E. Fagre
Title:	Secretary and General Counsel

Dated:  August 20, 2013

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated August 20, 2013